Exhibit 10.2

ENVIRONMENTAL INDEMNIFICATION AGREEMENT

THIS ENVIRONMENTAL INDEMNIFICATION AGREEMENT (“Agreement”) is executed to be effective as of August 28, 2008 (the “Effective Date”) by and among BANK RENTALS, LLC (“Lessor”) and Charles L. Moore, II (“Moore” and, collectively with Lessor, “Indemnitors”) and 1ST INDEPENDENCE BANK, INC. (“1st Independence”).

WHEREAS, contemporaneously herewith, 1st Independence and Lessor have entered into a lease agreement (the “Lease”) with respect to that certain real estate located at 1711 East 10th Street, Jeffersonville, Indiana (the “Premises”).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors and 1st Independence hereby agree as follows:

1.          Definitions.  As used herein, the following terms have the following meanings:

1.1.           Clean-Up:  Removal and/or remediation of Contamination required by applicable Environmental Laws and in accordance with good commercial practice.

1.2.           Contaminants:  All substances and compounds of the type, quantity or condition prohibited or reportable under any Environmental Law, including without limitation, materials containing asbestos or urea formaldehyde, explosives, gasoline and petroleum products, and radioactive materials.

1.3.           Contamination:  The presence of, disposal, discharge or release on, from or to the Premises of Contaminants, and the storage or disposal of Contaminants which violates Environmental Laws.

1.4.           Environmental Laws:  Any and all applicable federal, state, or county or municipal laws, whether now in force or as amended or enacted in the future, pertaining to public health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Superfund Amendments and Reauthorization Act of 1987.

1.5.           Regulatory Actions:  Any claim, action or proceeding brought or instigated by any governmental authority in connection with the Premises pursuant to any Environmental Law.

1.6.           Third Party Claims:  Third party claims (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to Contamination at the Premises.

2.	Covenants.

2.1.           Indemnitors and 1st Independence will not do and will exercise due care to prevent anything that will cause the Premises to be in violation of, or will subject the Premises to any Clean-Up obligations under, Environmental Laws.

2.2.           Indemnitors and 1st Independence will promptly notify the other party, in writing, but in any event within ten (10) days, of its knowledge of any existing, pending or threatened (a) Regulatory Action, (b) Third Party Claims or (c) contamination of the Premises.

3.          Indemnities.

3.1.           Indemnitors agree to indemnify and save lst Independence, its agents, employees and contractors harmless from all costs and expenses of and from all Regulatory Actions and Third Party Claims arising out of Contamination and Clean-Up to the extent such costs and expenses arise from or relate to the condition of the Premises prior to the Effective Date.

3.2.           Indemnitors agree to indemnify and save lst Independence harmless from any liability incurred by lst Independence arising out of Third Party Claims and Regulatory Actions to the extent such liability arises from or relates to the condition of the Premises prior to the Effective Date.

3.3.           lst Independence agrees to indemnify and save Indemnitors, their agents, employees and contractors harmless from all costs and expenses of and from all Regulatory Actions and Third Party Claims arising out of Contamination and Clean-Up to the extent such costs and expenses arise from or relate to (a) contamination first occurring on or after the Effective Date or (b) the actions or omissions of lst Independence on or after the Effective Date; provided, however, that for purposes of this Section 3.3, lst Independence’s status as a tenant on the Premises shall not, by itself, be considered to be an act or omission giving rise to indemnification obligations hereunder.

3.4.           lst Independence agrees to indemnify and save Indemnitors harmless from any liability incurred by Indemnitors arising out of Third Party Claims and Regulatory Actions to the extent such liability arises from or relates to (a) Contamination first occurring on or after the Effective Date or (b) the actions or omissions of lst Independence on or after the Effective Date; provided, however, that for purposes of this Section 3.4, lst Independence’s status as tenant on the Premises shall not, by itself, be considered to be an act or omission giving rise to indemnification obligations hereunder.

3.5.           The party providing the indemnity shall have the right to control any action for which indemnity is required through counsel of its choice; provided, however, at the other party’s option, such party may participate in such action and appoint its own counsel at its own cost and expense.  If the party providing indemnity fails to notify the other party in writing of its intention to control such action within thirty (30) days (or five (5) days before the lapse of a shorter period of time as may be required to respond to such claims) of notice of such claims, such party shall have the right to undertake the control,

KD_IM-Environmental Indemnification Agreement 8-28-08.DOC (2)

conduct or settlement of such claims through its own counsel at the other party’s reasonable expense.  In the event any proposed settlement includes non-monetary relief, including Clean-Up, lst Independence may agree to such Clean-Up and settle such matter only with the consent of Indemnitors, which consent shall not be unreasonably withheld or delayed; provided, however, if Indemnitors do not notify lst Independence as to whether they shall consent to such non-monetary relief within ten (10) days from lst Independence’s written request for approval of Indemnitors, Indemnitors shall be deemed to have consented to such non-monetary relief.

4.          Limitation of Liability.  Notwithstanding anything herein to the contrary, Moore’s obligation to indemnify 1st Independence, or to contribute to any indemnification provided by Lessor, shall be limited to a maximum of $150,000.

5.          General.

5.1.           The indemnities and covenants contained herein shall survive the expiration or termination of the Lease, or any litigation or other action related thereto.

5.2.           The rights and remedies of each of lst Independence and Indemnitors hereunder shall be in addition to and not in lieu of all other rights and remedies available to such party at law or in equity.

5.3.           This Agreement shall be governed by the laws of the State of Indiana.

5.4.           To the extent there is any conflict between the provisions of this Agreement and the Lease, the terms of this Agreement shall control.

5.5.           This Agreement shall be binding upon the parties and their successors and assigns.

KD_IM-Environmental Indemnification Agreement 8-28-08.DOC (2)

IN WITNESS WHEREOF, the parties hereof have executed this Agreement on August 28, 2008, to be effective as of the Effective Date.

LESSOR:

Bank Rentals, LLC

By:   /s/ Charles L. Moore, II
Charles L. Moore, II, President

   /s/ Charles L. Moore, II
Charles L. Moore, II

1ST INDEPENDENCE BANK, INC.

By:   /s/ N. William White
N. William White, President/CEO

KD_IM-Environmental Indemnification Agreement 8-28-08.DOC (2)